================================================================================

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                  [X]
Filed by a Party other than the Registrant     [ ]

Check the appropriate box:

[ ]Preliminary Proxy Statement
[ ]Confidential,  for  use  of the  Commission  only  (as  permitted  by  Rule
   (14a-6(e)(2))
[X]Definitive Proxy Statement
[ ]Definitive Additional Materials
[ ]Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                              NUEVO ENERGY COMPANY
                (Name of Registrant as Specified In Its Charter)

       (Name of Person Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[ ]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:


   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

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
                                                      April 20, 1998

Dear Fellow Stockholder,

      You are cordially invited to attend the Annual Meeting of Stockholders of Nuevo Energy Company which will be held at the Four Seasons Hotel, 1300 Lamar, Houston, Texas, on Wednesday, May 13, 1998 at 9:00 a.m. local time.

      At this Annual Meeting you are being asked to elect six directors: a Class III director whose term will expire in 1999; two Class I directors whose terms will expire in 2000; and three Class II directors whose terms will expire in 2001. The Notice of the Annual Meeting and Proxy Statement which are attached provide information concerning the matters to be considered at this meeting. The Annual Report to Stockholders for the year 1997 is being mailed to Stockholders along with these proxy materials.

      It is important that your shares be represented at the meeting, regardless of the size of your holdings. We urge you to return the signed proxy in the enclosed envelope as soon as possible. If you do attend the meeting in person, you may withdraw your proxy and vote your stock if you so desire. We value your opinions and encourage you to participate in the Annual Meeting by voting your proxy.

      Please read the attached proxy materials carefully to make the best informed decision possible. Your Company has accomplished a great deal in recent months and we are excited about its prospects for the future. We believe that Nuevo is poised for success as never before.

      Thank you for your continued support and interest in Nuevo Energy.

                                                Very truly yours,


                                                /s/ Douglas L. Foshee
                                                DOUGLAS L. FOSHEE
                                                CHAIRMAN, PRESIDENT AND CHIEF
                                                  EXECUTIVE OFFICER

                              NUEVO ENERGY COMPANY
                             1331 LAMAR, SUITE 1650
                            HOUSTON, TEXAS 77010-3039

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD WEDNESDAY, MAY 13, 1998


TO THE STOCKHOLDERS OF
  NUEVO ENERGY COMPANY (THE "COMPANY"):

      Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of the Company, a Delaware corporation will be held in Houston, Texas on Wednesday, May 13, 1998, at 9:00 a.m., local time, at the Four Seasons Hotel, 1300 Lamar, Houston, Texas 77010, for the following purposes:

      1. To elect one Class III Director to hold office until the 1999 Annual Meeting of Stockholders, two Class I Directors to hold office until the 2000 Annual Meeting of Stockholders and three Class II Directors to hold office until the 2001 Annual Meeting of Stockholders and, in each case, until their successors are duly elected and qualified.

      2. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 31, 1998.

      3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

      Stockholders of record at the close of business on April 6, 1998 will be entitled to notice of and to vote at the Annual Meeting, or any adjournment or adjournments thereof.

      Stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting please sign, date and mail promptly the enclosed proxy for which a postage-prepaid return envelope is provided. A list of the names and addresses of Stockholders entitled to vote at the Annual Meeting will be available for inspection by any Stockholder for any purpose germane to the meeting, during ordinary business hours, for 10 days prior to the date of the Annual Meeting, at the offices of the Company specified above.

                                             By Order of the Board of Directors;


                                             /s/ Sandra D. Kraemer
                                             Sandra D. Kraemer
                                             SECRETARY

Houston, Texas
April 20, 1998


      YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE RETURN ENVELOPE ENCLOSED FOR YOUR USE. NO POSTAGE IS REQUIRED IF THE ENVELOPE IS MAILED IN THE UNITED STATES, CANADA OR THE UNITED KINGDOM.

                              NUEVO ENERGY COMPANY
                             1331 LAMAR, SUITE 1650
                            HOUSTON, TEXAS 77010-3039

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------

                         ANNUAL MEETING OF STOCKHOLDERS
                             WEDNESDAY, MAY 13, 1998

                                 ---------------


      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Nuevo Energy Company, a Delaware corporation (the "Company"), from holders ("Stockholders") of the common stock, $.01 par value per share ("Common Stock"), of the Company to be voted at the Annual Meeting of Stockholders of the Company to be held Wednesday, May 13, 1998, at 9:00 a.m., local time, in the Four Seasons Hotel, 1300 Lamar, Houston, Texas 77010 and all adjournments or postponements thereof (such meeting or adjournments or postponements thereof is referred to herein as the "Annual Meeting"), for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders ("Notice").

      A proxy in the form accompanying this Proxy Statement (each a "Proxy"), when properly executed and returned, will be voted in accordance with the directions specified on the Proxy, and, on all other matters, in accordance with the judgment of the persons designated therein as proxies. Any Proxy which does not withhold authority to vote or on which no other instructions are given will be voted for the election of the nominees named herein to the Board of Directors and in favor of the other proposals set forth in the Notice. Any Proxy may be revoked at any time before it is exercised by delivering, to the Secretary of the Company, written notice of revocation or by duly executing a Proxy bearing a later date, or by voting in person at the Annual Meeting.

      This Proxy Statement and the accompanying Notice and form of Proxy are first being mailed to Stockholders on or about April 23, 1998. The Annual Report to Stockholders for the Company's fiscal year ended December 31, 1997 is also being mailed to Stockholders contemporaneously with this Proxy Statement, although the Annual Report does not form a part of the material for the solicitation of Proxies.

      At the Annual Meeting, Stockholders will consider and vote upon the election of one Class III director, two Class I directors and three Class II directors to hold office until the 1999, 2000 and 2001 Annual Meetings of Stockholders, respectively, and until their successors are elected and qualified. See "Election of Directors."

      At the Annual Meeting, the Stockholders will also consider and vote upon the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998, and any other business that may properly come before the Annual Meeting.

      At the date of this Proxy Statement, the Board of Directors of the Company does not know of any business to be presented at the Annual Meeting other than those matters which are set forth in the Notice.

If any other business should properly come before the Annual Meeting, it is intended that the shares of Common Stock represented by any Proxy will be voted with respect to such business in accordance with the judgment of the persons named in the Proxy.

      Your vote is important, regardless of how many shares you own. Please sign and date the accompanying proxy card and mail it in the enclosed self-addressed envelope (which is postage prepaid for stockholders in the United States, Canada and the United Kingdom) as promptly as possible, whether or not you expect to attend the Annual Meeting.

      IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, WE URGE YOU TO CONTACT THE PARTY RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO VOTE "FOR" YOUR COMPANY'S NOMINEES FOR DIRECTOR ON THE COMPANY'S PROXY CARD.


                                    VOTING

      The Board has fixed the close of business on April 6, 1998 as the record date (the "Record Date") for determining the Stockholders entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 19,751,554 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The holders of the Common Stock are entitled to one vote per Share on each matter submitted to a vote at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. All such Shares entitled to vote at the Annual Meeting are referred to herein as "Record Shares." The presence in person or by proxy of stockholders holding a majority of the Record Shares will constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by proxies that are marked "abstain" will be counted as Record Shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to "street name" shares that are voted by brokers on some but not all of the matters will be treated as Record Shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares entitled to vote at the Annual Meeting on those matters as to which authority to vote is withheld by the broker ("broker non-votes").

      Duly executed and unrevoked proxies received by the Company prior to the Annual Meeting will be voted in accordance with the Stockholder's specifications marked thereon. If no specifications are marked thereon, the proxies will be voted FOR the election of the Board's nominees and FOR the ratification of the appointment of KPMG Peat Marwick LLP as independent public accountants. Any Stockholder giving a proxy may revoke it at any time prior to voting at the Annual Meeting by filing with the Secretary of Nuevo a duly executed revocation, by submitting a later-dated proxy with respect to the same shares or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of your proxy).

      A Stockholder may, with respect to the election of directors, (i) vote for the election of all six director nominees proposed by the Board, (ii) withhold authority to vote for all such director nominees or (iii) withhold authority to vote for any of such director nominees by so indicating in the appropriate space on the proxy. Directors will be elected by a plurality of votes cast by Stockholders holding shares of stock of the Company entitled to vote for the election of directors. The six nominees receiving the highest vote totals will be elected as directors of the Company. Consequently, votes that are withheld in the election of directors and broker non-votes will have no effect on the election.

                      BENEFICIAL OWNERSHIP OF SECURITIES

MANAGEMENT AND PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information with respect to the ownership of shares of Common Stock as to (i) all persons known by the Company to be the beneficial owners of 5% or more of the outstanding shares of Common Stock, (ii) each director, (iii) each nominee for director, (iv) each of the executive officers named in the Summary Compensation Table, and (v) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the following persons may be deemed to have sole voting and dispositive power with respect to such shares. Information set forth in the table with respect to beneficial ownership of Common Stock has been obtained from filings made by the named beneficial owners with the Securities and Exchange Commission ("Commission") or, in the case of executive officers and certain directors of the Company, has been provided to the Company by such individuals. Unless otherwise indicated, the information provided below is as of the Record Date.


                                                     NUMBER
                                                       OF           PERCENT
   NAME AND ADDRESS                                  SHARES         OF CLASS
   ----------------                                  ------         --------
Fidelity Management & Research Co.
  82 Devonshire Street
  Boston, Massachusetts  02109-3614                1,031,368 (1)          5.2%
Franklin Resources, Inc.
  777 Mariners Island Blvd.
  P.O. Box 7777
  San Mateo, California  94403-7777                2,236,435 (2)         10.3%
Neuberger & Berman, LLC
  605 Third Avenue
  New York, New York  10158-3698                   1,683,017 (3)          8.5%
State Street Research & Management Company
  One Financial Center, 30th Floor
  Boston, Massachusetts  02111-2690                1,132,600 (4)          5.7%
Isaac Arnold, Jr.                                     79,320 (5)             *
Thomas D. Barrow                                      48,000 (6)             *
Charles M. Elson                                       2,778 (7)             *
Douglas L. Foshee                                    320,471 (8)          1.6%
Robert S. Gaston                                      78,120 (9)             *
Robert L. Gerry III                                  306,600(10)          1.6%
James T. Hackett                                      20,000(11)             *
Dennis A. Hammond                                     89,397(12)             *
Robert M. King                                        77,519(13)             *
Gary R. Petersen                                       8,000(14)             *
David Ross                                             1,000                 *
Robert W. Shower                                       5,000                 *
Officers and Directors as a Group                      -----
  (13 Persons)                                     1,066,449(15)          5.4%
----------------
*Less than 1%

(1) Based on information contained in Schedule 13G dated February 18, 1998 filed by Fidelity Management & Research Co. ("FMR"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, FMR has sole dispositive power with respect to all 1,031,368 shares and sole voting power with respect to 178,200 shares. Edward C. Johnson 3d, FMR Corp, through its control of Fidelity, and the funds of each has sole power to dispose of 853,168 shares owned by FMR.

(2) Based on information contained in Schedule 13G dated January 30, 1998 filed by Franklin Resources, Inc. ("FRI"), direct and indirect advisory subsidiaries of FRI have sole voting and dispositive power of 2,236,435 shares of Common Stock. Franklin Advisors, Inc. has sole voting and dispositive power of 1,257,235 shares, and Franklin Mutual Advisers, Inc., has sole voting and dispositive power of 979,200 shares. These shares include common shares that would be received upon conversion of 1,424,100 convertible preferred shares (as computed under Rule 13d - 3(1)(i)). FRI and its subsidiaries disclaim any beneficial interest in these shares.

(3) Based on information contained in a Schedule 13G dated February 10, 1998 filed by Neuberger & Berman, LLC, an investment adviser registered under the Investment Advisers Act of 1940 and a broker-dealer registered under
      Section 15 of the Securities Exchange Act of 1934, Neuberger & Berman, LLC has shared dispositive power with respect to all 1,683,017 shares and sole voting power with respect to 1,056,550 shares. One principal of Neuberger & Berman, LLC makes day to day investment decisions for the Plan. Neuberger & Berman, LLC disclaims beneficial ownership of these shares.

(4) Based on information contained in a Schedule 13G dated February 11, 1998 filed by State Street Research & Management Company ("State Street"), an investment adviser registered under the Investment Advisers Act of 1940, State Street has sole dispositive power with respect to all 1,132,600 shares and sole voting power with respect to 814,900 shares, and disclaims any beneficial interest in such shares of Common Stock which are reported as owned by clients of State Street.

(5) Includes 28,500 shares owned directly, 5,820 shares owned indirectly, and 45,000 shares subject to options under the Company's 1990 Stock Option Plan and 1993 Stock Incentive Plan.

(6) Includes 2,000 shares owned directly 1,000 shares owned indirectly, and 45,000 shares subject to options exercisable within 60 days under the Company's 1990 Stock Option Plan and 1993 Stock Incentive Plan.

(7) Mr. Elson purchased his shares of Common Stock from the Company on April 15, 1998, following his election to the Board.

(8) Includes 5,471 restricted shares owned through the Company's Deferred Compensation Plan, and 315,000 shares subject to options exercisable within 60 days under the Company's 1993 Stock Incentive Plan.

(9) Includes 3,000 shares owned directly, 200 shares owned by Mr. Gaston's spouse, 2,000 restricted shares, 5,420 restricted shares owned through the Deferred Compensation Plan, and 67,500 shares subject to options exercisable within 60 days under the Company's 1990 Stock Option Plan and 1993 Stock Incentive Plan.

(10) Includes 21,600 shares owned directly and 285,000 shares subject to options exercisable within 60 days under the Company's 1990 Stock Option Plan and 1993 Stock Incentive Plan.

(11) Includes 12,500 shares owned directly and 7,500 shares subject to options exercisable within 60 days under the Company's 1993 Stock Incentive Plan.

(12) Includes 260 shares owned directly, 4,000 restricted shares, 5,782 shares owned through the Deferred Compensation Plan, and 79,355 shares subject to options exercisable within 60 days under the Company's 1990 Stock Option Plan and 1993 Stock Incentive Plan.

(13) Includes 1,000 shares owned directly, 4,000 restricted shares, 5,369 restricted shares owned through the Deferred Compensation Plan, and 67,150 shares subject to options exercisable within 60 days under the Company's 1993 Stock Incentive Plan.

(14) Includes 500 shares owned directly, and 7,500 shares subject to options under the Company's 1993 Stock Incentive Plan.

(15) Includes 78,138 shares owned directly, 7,020 shares owned indirectly, 10,000 restricted shares, 22,042 restricted shares owned through the Deferred Compensation Plan, and 949,249 shares subject to options under the Company's 1990 Stock Option Plan and 1993 Stock Incentive Plan.

                                  PROPOSAL I
                            ELECTION OF DIRECTORS

CORPORATE GOVERNANCE MATTERS

      Upon his appointment as Chief Executive Officer in August 1997, Mr. Foshee committed publicly to the Company's Stockholders and to the investment community that the Company's management and Board of Directors would immediately begin the process of reviewing the Company's corporate governance. As a result of this review, three directors who had potential conflicts of interest arising primarily from membership on boards of directors of other companies, including the former Chairman of the Board, resigned, two in December 1997 and a third in April 1998. In January 1998, a fourth director, who also had a potential conflict of interest, resigned from the Company's Board.

      In December 1997, as part of its efforts to appoint independent directors, the Company named David Ross, formerly a principal with the Sterling Group and currently an adjunct professor of Finance at Rice University, to join the Board. In March 1998, Robert W. Shower, formerly the Chief Financial Officer of The Williams Companies and of Seagull Energy Corporation, was elected to the Board. In April, the Company announced the election to the Board of Charles M. Elson, a professor of law at Stetson University, who is considered to be an expert in corporate governance matters. These three new directors bring Nuevo's board to a total of nine with only one insider, Mr. Foshee. In 1998, the Board intends to create a Governance Committee, which will be composed entirely of independent directors, who will be responsible for the development of comprehensive corporate governance guidelines, the nomination of new directors, and for other structural issues affecting the way the Board makes key decisions.

      The Company believes that the adoption of corporate governance standards is in the best interests of all of the Company's Stockholders, as was the decision made by the Board to ensure that all of the Company's directors, other than Mr. Foshee, were independent. The Company's Board intends to implement additional corporate governance standards in 1998, which will be disclosed following the completion of the Board's and the Governance Committee's comprehensive review.

NOMINEES

      The Company's Certificate of Incorporation provides for a classified Board of Directors. The Board of Directors is divided into three classes of nearly equal size, designated as Class I, Class II and Class III. Initially, directors in each class were elected to hold office for terms of one year, two years and three years, respectively. At each annual meeting after such initial classification, directors elected to succeed those directors whose terms expire serve for a term which expires at the third succeeding annual meeting of Stockholders after their election. The Certificate of Incorporation and Bylaws of the Company provide that the exact number of directors may be fixed from time to time by resolution of a majority of the Board of Directors. Vacancies occurring on the Board may be filled by the Board for a term of office expiring at the following annual meeting of stockholders, regardless of the term of the Class to which such director was appointed.

      Messrs. Robert W. Shower and Charles M. Elson have been nominated to serve as Class I directors, Messrs. Douglas Foshee, Thomas D. Barrow and Isaac Arnold, Jr. have been nominated as Class II directors and Mr. David Ross has been nominated as a Class III director (collectively, the "Nominees"). It is intended that all shares of Common Stock represented by the Proxies will be voted for the election of the Nominees, except where authority to vote in the election of directors has been withheld. Should any Nominee become unable or unwilling to serve as a director at the time of the Annual Meeting, the person or persons exercising the Proxies will vote for the election of a substitute Nominee designated by the Board of Directors, or the Board of Directors may choose to reduce the number of members of the Board of Directors to be elected at the Annual Meeting in order to eliminate the vacancy. Each Nominee has consented to be nominated and has expressed his intention to serve if elected. The Board of Directors has no reason to believe that any Nominee will be unable or unwilling to serve if elected.

      THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE BOARD'S NOMINEES AS DIRECTORS OF THE COMPANY.

DIRECTORS AND EXECUTIVE OFFICERS

      The following table provides information with respect to the Nominees, all current directors whose terms will continue after the Annual Meeting, and current executive officers of the Company. Each executive officer has been elected to serve until his successor is duly appointed or elected by the Board of Directors or his earlier removal or resignation from office.

                                     COMPANY
           NAME             AGE   POSITION SINCE    PRESENT COMPANY POSITION
           ----             ---   --------------    ------------------------
CLASS I NOMINEES
(TERM EXPIRES IN 2000):
Robert W. Shower            60         1998         Director
Charles M. Elson            38         1998         Director

CLASS I DIRECTOR
(TERM EXPIRES IN 2000):
Gary R. Petersen            51         1990         Director

CLASS II NOMINEES
(TERM EXPIRES IN 2001):
Douglas L. Foshee           38         1997         Chairman, President and Chief Executive
                                                     Officer
Thomas D. Barrow            54         1990         Director
Isaac Arnold, Jr.           62         1990         Director

CLASS III DIRECTORS
(TERM EXPIRES IN 1999):
Robert L. Gerry III         61         1990         Director
James T. Hackett            44         1996         Director

CLASS III NOMINEE
(TERM EXPIRES IN 1999):
David Ross                  57         1997         Director

OTHER EXECUTIVE OFFICERS:
Robert M. King              37         1996         Senior Vice President and Chief Financial
                                                     Officer
Robert S. Gaston            47         1995         Vice President - Exploration
Dennis A. Hammond           42         1990         Vice President - Engineering Exploitation
Sandra D. Kraemer           30         1993         Controller and Corporate Secretary

      The following is a brief description of the background and principal occupation of each Nominee, director and executive officer:

NOMINEES

      Mr. Shower has been a Director of the Company since his appointment to the Board of Directors on March 4, 1998. Mr. Shower served as Executive Vice President and Chief Financial Officer of Seagull Energy Corporation, an oil and gas exploration, development and production company, from December 1993 until his retirement in April 1996. From March 1992 to December 1993, he served as Seagull's Senior Vice President and Chief Financial Officer. From 1991 to 1992, Mr. Shower served as Senior Vice President, Corporate Development for Albert Fisher, Inc., a company engaged in produce distribution. Prior thereto, he served as Senior Vice President and Chief Financial Officer of Ameriserv, a company engaged in food distribution. Mr. Shower also serves as a director of Lear Corporation, Highlands Insurance Group, Inc. and Edge Petroleum Corporation, an independent exploration and production company, and Breed Technologies, Inc.

      Mr. Elson has been a Director of the Company since his appointment to the Board of Directors on April 13, 1998. Mr. Elson has been a Professor of Law at Stetson University College of Law since 1990 and serves as Of Counsel to the law firm of Holland & Knight (since May 1995). He is also a Member of the American Law Institute and the Advisory Council and Commissions on Director Compensation and Director of Professionalism of the National
Association of Corporate Directors. Mr. Elson is Trustee of Talledega College and a Salvatori Fellow of the Heritage Foundation. Mr. Elson has served as a Director of Sunbeam Corporation (consumer products company) since September 1996 and Circon Corporation (a medical manufacturer) since October 1997.

      Mr. Foshee assumed his current position as President and Chief Executive Officer of the Company in August 1997, when he was also elected a director. In December 1997, Mr. Foshee was also appointed Chairman of the Board of Directors of the Company. From June 1997 to August 1997, Mr. Foshee was Chief Executive Officer of Torch Energy Advisors Incorporated ("Torch"). He served as President and Chief Operating Officer of Torch from May 1995 to June 1997. Mr. Foshee began his career with Torch in 1993 as Vice President of Special Projects and later was Executive Vice President responsible for acquisitions and financial analysis. Prior to his tenure at Torch, Mr.
Foshee was in the Finance and New Business Ventures Group of ARCO International Oil & Gas Company. His finance background also includes seven years in energy lending. Mr. Foshee is a graduate of Southwest Texas State University with a B.B.A. in Finance and the Jesse H. Jones Graduate School at Rice University with an M.B.A. in Finance and Public Administration. He is also a graduate of the Southwestern Graduate School of Banking at Southern Methodist University.

      Mr. Barrow has been a Director of the Company since its formation in March 1990. From 1988 to the present, he has also served as President of Barrow Energy Corporation, whose exploration activities are concentrated in East Texas. Mr. Barrow was co-founder and President of B & N Petroleum, Inc. which was formed in 1978 and sold its assets and working interest partner's assets in 1988. Mr. Barrow is also a member of the Audit Committee of the Company.

      Mr. Arnold has been a Director of the Company since April 1990. He is presently Chairman of the Board of Quintana Petroleum Corporation, a privately held production company, a position he has held since 1984. He is also Chairman of the board of Legacy Trust Company. He has been a Director of Cullen Center Bank & Trust since its inception in 1969 and is a Director of Cullen/Frost Bankers, Inc. Mr. Arnold is also Chairman of the Audit Committee of the Company. Mr. Arnold is also a Trustee of the Museum of Fine Arts and the Texas Heart Institute.

      Mr. Ross has been a Director of the Company since his appointment to the Board of Directors on December 4, 1997. Mr. Ross is a private investor residing in Houston, Texas. He has served as a member of the Board of Directors of Cooper Cameron Corporation (an oil services equipment manufacturer) since 1995. From 1987 to 1993, Mr. Ross was Chairman and Chief Executive Officer of Sterling Consulting Group, which provided corporate planning, treasury management and economic evaluation to the oil and gas industry. He was Principal of The Sterling Group, a firm specializing in leveraged buyouts from 1986 to 1987. Mr. Ross is Vice President and a member of the Board of Directors of Da Camera of Houston (a nonprofit arts organization). He serves on the Board of Overseers and as an Adjunct Professor of Finance at the Jones Graduate School of Administration of Rice University since 1994 and 1979, respectively. From June 1991 to April 1995 he served as a Director of The Western Company of North America (an oilfield service company). Mr. Ross received his B.A. from Yale University in 1962 and an M.B.A. from Harvard University in 1970.

CONTINUING DIRECTORS

      Mr. Petersen has been a Director of the Company since its formation in March 1990. He is a co-founder and partner of EnCap Investments, Inc., a firm serving as financial intermediary to the energy industry, specializing in procuring and managing institutional capital. From 1984 to 1988, Mr. Petersen served as Senior Vice President and Manager of the Corporate Finance Division of the Energy Banking Group for RepublicBank Houston. From 1979 to 1984, he was Executive Vice President and a member of the Board of Directors of Nicklos Oil & Gas Company. He has also served as a Group Vice President in the Petroleum and Minerals Division of RepublicBank Dallas. He is a member of the Board of Directors of Harken Energy Corporation, Energy Capital Investment Company, Equus II Incorporated and the Petroleum Club of Houston. Mr. Petersen is also a member of the Compensation Committee of the Company.

      Mr. Gerry has been a Director of the Company since 1990. Mr. Gerry has been Chief Executive Officer of Vaalco Energy, Inc., an independent oil and gas company, since August 1997. Prior to that time, Mr. Gerry was Vice-Chairman of the Company since February 1994, prior to which he was a Director, President and Chief Operating Officer of the Company since its formation in March 1990. Mr. Gerry currently serves on the Board of Directors of the Earth Satellite Corporation and serves as a Trustee of Texas Children's Hospital.

      Mr. Hackett has been a Director of the Company since May 1996. Since 1997, he has served as President of Energy Services Group and a member of Duke Energy Corporation's Policy Committee. Prior to the Duke Power/PanEnergy merger, he was Executive Vice President of PanEnergy Corp and a member of its Policy Committee since January 1996. Prior to joining PanEnergy Corp in 1996, Mr. Hackett was Senior Vice President of NGC Corporation (formerly Natural Gas Clearinghouse) and president of their Trident division. He joined Natural Gas Clearinghouse as Senior Vice President and Partner in 1990 and became Executive Vice President, Partner and a member of the management committee in 1993. Mr. Hackett began his career in 1975 with Amoco Oil Company as an internal auditor and became operations manager at Energy Resources Company in 1979. He later held a number of senior positions at Meridian Oil Incorporated and Texas Gas Resources Corporation. Mr. Hackett is a member of the Boards of Directors of Junior Achievement, the Greater Houston Chapter of the American Red Cross, the Houston Ballet, and the Hospice at the Texas Medical Center. Mr. Hackett is also a member of the Audit and Compensation Committees of the Company.

EXECUTIVE OFFICERS

      Mr. King joined the Company as Senior Vice President and Chief Financial Officer in January 1996. Prior to joining the Company, Mr. King was Vice President, Corporate Development and Treasurer of Seagull Energy Corporation, which he joined in 1990 after having spent over seven years in energy finance with The First National Bank of Chicago and Mellon Bank, N.A. Mr. King has a B.A. in economics and political science from Southern Methodist University and an M.B.A. in finance from the Cox School of Business at Southern Methodist University.

      Mr. Gaston has been Vice President - Exploration of the Company since 1995, and an officer of one of the Company's subsidiaries since April 1993. Mr. Gaston became a geophysical consultant and partner for the firm of Morrison and Gaston in May of 1979 where he remained until he became President of Paramount Petroleum Co., Inc. in April of 1993. Mr. Gaston's 26 years of experience with independent and major oil and gas companies began with Western Geophysical Co. of America in 1971, then Getty Oil Company in 1973 and Diamond Shamrock as a district geophysicist in 1975. Mr. Gaston graduated summa cum laude from Louisiana Tech with a B.S. in physics in 1971.

      Mr. Hammond has been Vice President - Engineering of the Company since 1990 and was an officer of Torch prior to February 1996. In 1983, he was a co-founder of IDM Engineering, Inc., a petroleum engineering consulting firm. He has held various reservoir engineering positions with Chevron and Pogo Producing Company. He holds a B.S. degree in petroleum engineering from Texas A&M University and is a registered professional engineer in the State of Texas. Mr. Hammond is a member of the Society of Petroleum Engineers and the American Petroleum Institute.

      Ms. Kraemer has been Controller since 1993 and Corporate Secretary since 1997. Prior to 1993, she was employed by Torch Energy since 1991. From 1990 to 1991, Ms. Kraemer was employed by Price Waterhouse in its audit department, specializing in the oil and gas industry. She graduated summa cum laude from Stephen F. Austin State University with a BBA in accounting in 1990 and is a certified public accountant.

      All officers and directors of the Company are United States citizens.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they filed with the Commission. Based on a review of the copies of such reports furnished to the Company, the Company believes that all reporting obligations under Section 16(a) were satisfied.

INFORMATION CONCERNING THE OPERATION OF THE BOARD OF DIRECTORS

      The business of the Company is managed under the direction of the Board of Directors. The Board of Directors meets on a quarterly basis to review significant developments affecting the Company and to act on matters requiring Board approval. The Board of Directors may also hold special meetings when an important matter requires Board action between regularly scheduled meetings. Each non-officer Director receives an annual fee of $30,000 for service on the Board of Directors and is granted options to purchase 7,500 shares of Common Stock, with an exercise price equal to the closing price of the Common Stock on the date of grant, immediately following each Annual Meeting of Stockholders of the Company.

      In order to facilitate the various functions of the Board of Directors, the Board of Directors has created several committees, including an Audit Committee and a Compensation Committee. The Board of

Directors does not have a nominating committee, although it intends to create a Governance Committee in 1998, which will, among other things, nominate new directors. The functions customarily performed by a nominating committee are performed by the entire Board of Directors. Committee members are not remunerated in addition to their annual Board retainer.

      AUDIT COMMITTEE. The Committee recommends the appointment of independent public accountants to conduct audits of the Company's financial statements, reviews with the accountants the plan and results of the auditing engagement, approves other professional services provided by the accountants and evaluates the independence of the accountants. The Audit Committee also reviews the scope and results of the Company's procedures for internal auditing and the adequacy of the Company's system of internal accounting controls. Members are Messrs. Arnold, CHAIRMAN, Barrow, and Hackett. The Audit Committee held one meeting during 1997.

      COMPENSATION COMMITTEE. The Compensation Committee approves the salaries and other compensation of officers, administers the bonus plan for key employees, makes recommendations to the Board regarding any present or future employee incentive stock option plans and, pursuant to Company stock option plans, awards stock options to those key employees who have been recommended by management. Members are Messrs. Petersen, CHAIRMAN, and Hackett. Mr. Connally served as a member of the Compensation Committee until his resignation from the Board of Directors in January 1998. The Compensation Committee held one meeting during 1997.

      During 1997, the Board of Directors of the Company held six meetings.

TRANSACTIONS WITH RELATED PERSONS

      The Company outsources certain non-strategic business activities to Torch and its subsidiaries for a monthly fee a portion of which is based on a fixed percentage of operating cash flows and total assets, pursuant to agreements with Torch and its subsidiaries (collectively, the "Torch Agreement"). The services outsourced to Torch during 1997 included providing the Company with accounting, legal, land, tax, and insurance professionals as well as office space, equipment, supplies, and assistance in managing human resources. Torch also processes the accounting records of the Company, assists in the preparation of reports or other documents required by governmental authorities, analyzes economic and other data related to the Company's business and otherwise provides outsourcing services in connection with the Company's business. Torch also markets oil and gas for Nuevo and operates wells owned by Nuevo. For the year ended December 31, 1997, the Company paid to Torch total fees of $40.1 million.

      The Torch Agreement expires December 31, 1998, and is automatically renewable for successive one-year periods, unless terminated earlier. If the Company terminates the amended Torch Agreement prior to December 31, 1998, it will be required to pay Torch a termination fee of $20.0 million, unless such termination is caused by the bankruptcy, insolvency or dissolution of Torch, breach of the agreement by Torch or a change in control of Torch. Following December 31, 1998, either party may give twelve-months prior notice of termination of the Torch Agreement. The Company also may immediately terminate the Torch Agreement at the end of the Initial Term by paying an amount equal to the prior twelve-months' fee. Upon termination for any reason, the Company will be required to reimburse Torch for costs associated with terminating that portion of Torch's business related to the Company, including employee severance and termination penalties imposed under leases and contracts.

      The Company and Torch have established procedures to permit the Company to review with Torch its performance under the Torch Agreement. If the Company is not reasonably satisfied with the performance of Torch relating to field operations and oil and gas marketing, the Company may terminate such services under the procedures set forth therein.

      J. P. Bryan, Chairman of the Board for the Company until December 1997, also served at the same time as Chairman of the Board for Torch and held an approximate 24% interest in Torch on a fully diluted basis as of December 31, 1997. Prior to August 1997, Douglas L. Foshee was Chief Executive Officer and a stockholder of Torch. Upon his appointment as Chief Executive Officer of the Company, Mr. Foshee resigned as an officer and employee of Torch and sold his entire interest in Torch to Torch.

      In January 1995, the Company loaned International Testing Services, Inc. ("International Testing"), a company involved in the safety testing of oil and gas pipelines, the sum of $500,000. The president of International Testing is John B. Connally III, a former director of the Company until his resignation in January 1998. The loan bears interest at the rate of 2.5% over the prime rate. The loan was initially due on July 1, 1995 and was extended to May 1997. The loan is unsecured and subordinated to certain existing indebtedness. Outstanding principal on the loan as of January 15, 1998 was $500,000. The loan was written off by the Company for financial reporting purposes in December 1997. In connection with the loan, the Company acquired a five-year warrant to acquire 350,000 shares of International Testing common stock, the exercise price of which is substantially in excess of the current market price of such common stock.

      In January 1993, the Company sold to a wholly-owned subsidiary of Torchmark Corporation ("Torchmark") an interest in developed properties located in the Oak Hill field in return for a nominal amount of cash and a net profits production payment which includes a certain percentage of the subsidiary's
Section 29 tax credit generated by production from the Oak Hill field properties. During 1997, the Company recorded revenues of $.8 million pursuant to the Section 29 tax credit relating to the Oak Hill field. Prior to October 1996, Torch was owned by Torchmark, and Torchmark continues to own a warrant to purchase approximately 10% of the common stock of Torch, on a fully diluted basis, and a subordinated promissory note issued by Torch in the principal amount of $25.5 million.

      In 1992, NuStar Joint Venture ("NuStar"), a joint venture which was owned 95% by a subsidiary of the Company until May 1997, entered into a credit agreement with a group of lenders, including EnCap Investments, Inc. ("EnCap") whereby NuStar borrowed $12 million in order to finance the acquisition of certain operating assets. Mr. Petersen is principal of EnCap. The indebtedness bears interest at a fixed rate of 8.5% per annum. The facility was repaid in May 1997 in connection with the Company's sale of its interest in NuStar. During 1997, the Company's share of debt payments made to EnCap Investments, Inc., totaled $64,108.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The following Summary Compensation Table sets forth the past three years cash compensation and certain other components of the compensation of the Company's Chief Executive Officer, the Company's former Chief Executive Officer and the three other most highly compensated executive officers of the Company in 1997 whose total salary and bonus exceeded $100,000. The Company had only four executive officers (including the Chief Executive Officer) during 1997.

                                                                                        LONG TERM
                                                      ANNUAL COMPENSATION             COMPENSATION
                                          ------------------------------------------  ------------
                                                                        RESTRICTED      NUMBER OF
 NAME AND PRINCIPAL POSITION       YEAR      SALARY         BONUS    STOCK AWARDS(a)     OPTIONS
 ---------------------------       ----      ------         -----    ---------------     -------
Douglas L. Foshee (b)              1997   $  143,466    $  317,500   $       -           330,000
    Chairman, Chief Executive
    Officer and President

Robert M. King (c)                 1997   $  160,000    $  130,000   $    79,856          32,500
    Senior Vice President and      1996   $  156,970    $  178,000   $    95,750          70,000
    Chief Financial Officer

Dennis A. Hammond                  1997   $  160,000    $  130,000   $    79,856          32,500
    Vice President -               1996   $  140,000    $  162,000   $    95,750          40,000
    Engineering

Robert S. Gaston                   1997   $  160,000    $  130,000   $    39,928          32,500
    Vice President - Exploration   1996   $  150,000    $   75,000   $    47,875          15,000
                                   1995   $  150,000    $       -    $        -           10,000

Michael D. Watford                 1997   $  250,000    $  225,000   $   299,460          25,000
    President, Chief Executive     1996   $  250,000    $  400,000   $   359,063         100,000
    Officer and Chief              1995   $  225,000    $  225,000   $        -           75,000
    Operating Officer (d)

(a) Determined based upon the closing price of $39.928 and $47.875 per share of Common Stock on July 15, 1997 and December 4, 1996, respectively, the dates of grant. At December 31, 1997, there were 10,000 shares of restricted stock held by current executive officers, with an aggregate market value of $407,500, based on the closing price per share of Common Stock on that date of $40.75. All shares vest six months from the date of grant. The Company does not currently anticipate paying dividends on the Common Stock.

(b) Mr. Foshee was appointed President and Chief Executive Officer of the Company in August 1997 and was not employed by the Company prior thereto. Mr. Foshee was appointed Chairman in December 1997.

(c) Mr. King was hired by the Company on January 8, 1996, and was paid a signing bonus of $60,000.

(d) Mr. Watford resigned as Chief Executive Officer, President, and Chief Operating Officer of the Company in August 1997, and was not employed by the Company thereafter.

1997 STOCK OPTION GRANTS

      The following table sets forth certain information concerning grants of options to purchase Common Stock made during 1997 to the executive officers named in the Summary Compensation Table.

                                 NUMBER OF    % OF TOTAL      PER SHARE                GRANT DATE
                                  OPTIONS   OPTIONS GRANTED   EXERCISE   EXPIRATION     PRESENT
    NAME                          GRANTED    TO EMPLOYEES     PRICE(a)      DATE        VALUE(b)
    ----                          --------  ---------------   ---------  ----------    ----------
Douglas L. Foshee (c) .........   300,000        46.0%        $42.81      08/14/07    $3,960,000

Douglas L. Foshee .............    30,000         4.6%         41.50      11/25/07       383,700

Robert M. King ................    12,500         1.9%         39.93      07/15/07       153,875

Robert M. King ................    20,000         3.1%         41.50      11/25/07       255,800

Dennis A. Hammond .............    12,500         1.9%         39.93      07/15/07       153,875

Dennis A. Hammond .............    20,000         3.1%         41.50      11/25/07       255,800

Robert S. Gaston ..............    12,500         1.9%         39.93      07/15/07       153,875

Robert S. Gaston ..............    20,000         3.1%         41.50      11/25/07       255,800

Michael D. Watford (c) ........    25,000         3.8%         39.93      08/31/99       307,750

----------
(a) The exercise price is the closing price of the Common Stock on the date of grant.

(b) In accordance with the rules of the Securities and Exchange Commission, this column illustrates the gains that may exist for the respective options over a ten-year period using the Black-Scholes option pricing model. This valuation model is hypothetical; the actual value, if any, depends on the excess of the market price of the shares over the exercise price on the date the option is exercised. If the market price does not increase above the exercise price, compensation to the grantee will be zero. The Black-Scholes option pricing model is a mathematical formula used for estimating option values that incorporates various assumptions. The Grant Date Present Value set out in the column above is based on the following assumptions: (a) a ten-year option term; (b) 35.2% expected future annual stock volatility for the options; (c) a risk-free rate of return of 5.75% for the options granted; and (d) no expected dividend yield. The above model does not include any reduction in value for non-transferability, forfeiture or vesting of options.

(c) Mr. Foshee was appointed President and Chief Executive Officer in August 1997. Mr. Watford resigned as President, Chief Executive Officer and Chief Operating Officer of the Company in August 1997.

EXECUTIVE EMPLOYMENT CONTRACTS

      On August 14, 1997, Douglas L. Foshee and the Company entered into an Employment Agreement providing for the following compensation: (i) an annual base salary of $375,000 during the initial two-year period, (ii) an initial bonus in the amount of $187,500 upon execution of the Employment Agreement,
(iii) other discretionary bonuses based upon performance at the sole discretion of the Company's Compensation Committee, (iv) reimbursement for certain membership fees, and (v) a grant to purchase 300,000 shares of the Company's Common Stock in accordance with the terms of the Option Grant attached to the Employment Agreement and an additional 100,000 stock options to be granted on August 14, 1998, at a stock price equal to the closing price of the Company's Common Stock on that date. Mr. Foshee's Employment Agreement is terminable by either party but, in the event that his employment is terminated for reasons other than just cause (as defined in the Employment Agreement) or his voluntary resignation, the Company is obligated to pay him a sum equal to two (2) times the aggregate of: (i) his salary for the twelve months immediately preceding the date of termination (less applicable withholdings and deductions required by law) and (ii) any bonus paid to Mr. Foshee in such twelve-month period.

      On January 8, 1996, Robert M. King and the Company entered into an Employment Agreement providing for the following compensation: (i) an annual salary of $160,000 during the initial two-year term, (ii) a minimum bonus of $50,000, (iii) a single payment of $30,000 at the end of 1997, (iv) reimbursement for certain membership fees, and (v) a grant of incentive or nonqualified stock options to purchase 30,000 shares of Common Stock. Mr. King's Employment Agreement is terminable by either party but, in the event his employment is terminated for reasons other than just cause (as defined in the Employment Agreement) or at his option, the Company agrees to pay him $320,000, and, if such termination occurs in connection with a change of control of the Company, then the Company agrees to pay him $480,000.

      On July 1, 1997, each of Mr. Dennis A. Hammond and Mr. Robert S. Gaston entered into a separate, identical Employment Agreement with the Company providing for a monthly salary of $13,333.34, payable in semi-monthly installments and an annual discretionary bonus, stock option and stock bonus awards as solely determined by the Compensation Committee of the Company's Board of Directors. Each of Mr. Hammond's and Mr. Gaston's Employment Agreement is for no definitive term and is terminable by either party at any time for any lawful reason. In the event that Mr. Hammond's or Mr. Gaston's employment is terminated as a result of a Change of Control (as defined in the Employment Agreement), then Mr. Hammond and Mr. Gaston, upon their voluntary execution of a Release, is entitled to receive two years salary and bonus (calculated based on the average of the last two year's bonus award) if they are not offered an equivalent job (as such term is defined in the Employment Agreement) with the Company's successor.

      Effective August 31, 1997, Michael D. Watford and the Company entered into a Separation Agreement pursuant to which Mr. Watford resigned from the Company's Board of Directors and the Board of any of the Company's subsidiaries and his employment with the Company was terminated in consideration for the following compensation: (i) a 1997 bonus of $225,000, treated in accordance with the Company's existing deferred compensation plan, (ii) a severance payment in the amount of $1,408,333, less applicable withholding taxes, (iii) the transfer of title to Mr. Watford's automobile to him, (iv) a lump sum payment of $17,200 to pay for the cost of a club membership for a period of two years following his termination; (v) full vesting of all stock options and bonus stock previously granted and an extension in the deadline for exercising such Company stock options to August 31, 1999, at which time such options terminate, (vi) full vesting of all of his rights under his 401(k) and Deferred Compensation Plan with the Company on August 31, 1997, and (vii) continued participation in the Company's medical plan, dental plan and vision plan for a total of eighteen months from August 31, 1997.

1997 STOCK OPTION EXERCISES AND DECEMBER 31, 1997 STOCK OPTION VALUE TABLE

      The following table sets forth certain information concerning the exercise in 1997 of options to purchase Common Stock by the executive officers named in the Summary Compensation Table and the number and value of unexercised options to purchase Common Stock held by such individuals at December 31, 1997. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Company's Common Stock relative to the exercise price per share of Common Stock at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money stock options reflected in this table will be realized.

                                                                                 VALUE OF UNEXERCISED
                                                      NUMBER OF UNEXERCISED      IN-THE-MONEY OPTIONS
                                                             OPTIONS            AT DECEMBER 31, 1997(a)
                                                  --------------------------  --------------------------
                         NUMBER OF
                      SHARES ACQUIRED    VALUE
      NAME              ON EXERCISES    REALIZED  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE

Douglas L. Foshee (b) ...    --        $   --        315,000      30,000       $  176,250       --

Robert M. King ..........    --        $   --         67,150      20,000       $  463,044       --

Dennis A. Hammond .......    --        $   --         79,355      20,000       $  743,121       --

Robert S. Gaston ........    --        $   --         67,500      20,000       $  832,775       --

Michael D. Watford (b) ..   7,500      $253,594      450,000        --         $7,479,925

----------

(a) Based on $40.75 per share which was the closing price per share of Common Stock on the New York Stock Exchange Composite Tape on December 31, 1997.

(b) Mr. Foshee was appointed President and Chief Executive Officer in August 1997. Mr. Watford resigned as Chief Executive Officer, President and Chief Operating Officer of the Company in August 1997.

LONG-TERM INCENTIVE PLAN AWARDS

      At this time, the Company does not have a long-term incentive plan for its employees, other than the 1990 Stock Option Plan and the 1993 Stock Incentive Plan. Under the 1990 Stock Option Plan and the 1993 Stock Incentive Plan, officers, Directors and key employees and consultants of the Company and its subsidiaries are eligible to receive awards of stock options.

DEFERRED COMPENSATION PLAN

      During 1996, the Board of Directors adopted the Nuevo Energy Deferred Compensation Plan to encourage senior executives to personally invest in the shares of the Company. Executives at the level of Vice President and above are eligible to participate in the plan, under which such executives are given the opportunity to defer all or a portion of their annual salaries and bonuses. Currently, such deferred salaries and bonuses must be invested in Nuevo common stock or a money market account until the employee satisfies the stock ownership and any other criteria established by the Compensation Committee, after which deferred amounts may be invested in any equity indexed investment selected by the Committee. Stock is acquired under the plan at a discount of 25% to the then current market price, and is subject to restrictions on transfer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The members of the Company's Compensation Committee during 1997 were Messrs. Petersen, Connally and Hackett, none of whom are or have been officers or employees of the Company. Mr. Connally resigned from the Board of Directors in January 1998.

      In 1992, NuStar, a joint venture which was owned 95% by a subsidiary of the Company until May 1997, entered into a credit agreement with a group of lenders, including EnCap, whereby NuStar borrowed $12 million in order to finance the acquisition of certain operating assets. Mr. Petersen is a principal of EnCap. The indebtedness bears interest at a fixed rate of 8.5% per annum. The loan was repaid in May 1997 in connection with the Company's sale of its interest in NuStar. During 1997, the Company's share of cash payments made to EnCap Investments, Inc. totaled $64,108.

      In January 1995, the Company loaned International Testing, a company involved in the safety testing of oil and gas pipelines, the sum of $500,000. The president of International Testing is John B. Connally III, a former director of the Company until his resignation in January 1998. The loan bears interest at the rate of 2.5% over the prime rate. The loan was initially due on July 1, 1995 and was extended to May 1997. Outstanding principal on the loan as of January 15, 1998 was $500,000. The loan is unsecured and subordinated to certain existing indebtedness. The loan was written off for financial reporting purposes in December 1997. In addition, the Company acquired a five-year option to acquire 350,000 shares of International Testing common stock, the exercise price of which is substantially in excess of current market prices.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The Compensation Committee, a committee of the Board of Directors, is responsible for establishing policies concerning the compensation of the Company's executive officers. The report of the Compensation Committee describing the Company's compensation philosophy and objectives is presented below.

                        COMPENSATION COMMITTEE REPORT

      The Compensation Committee (the "Committee") of the Company's Board of Directors consists of three directors who are neither employees nor officers of the Company. In January 1998, John Connally III, a member of the Compensation Committee, resigned as a director of the Company. No member of the Committee participates in the compensation described in the following report.

THE COMPANY'S EXECUTIVE COMPENSATION PROGRAM

      The Company's executive compensation program, as implemented by the Committee, reflects a policy of attracting highly qualified executives and professionals who strive to achieve outstanding individual performance and who collectively seek outstanding corporate and share price performance versus that of peer group companies. The Committee believes the Company should seek executives and professionals who themselves seek a workplace environment characterized by a high level of "at-risk" compensation, which rewards excellent performance and aligns overall compensation with the objectives of stockholders. Accordingly, the Company's compensation system consists of the following elements:

      BASE SALARY. The salaries for the Company's executives and professionals are renewed annually and are set for each employee based on subjective evaluations of individual performance versus goals established at the beginning of each year. Other considerations include corporate performance as measured by overall profitability of the Company, and competitive factors such as market salaries paid to similar executives and professionals at other peer group companies. It is the Committee's overall objective that base salaries paid by the Company should generally compare at or about the 40th to 50th percentile of peer group companies.

      INCENTIVE BONUS. The Committee awards cash bonuses to Company executives and professionals based on corporate performance and each employee's performance versus goals established at the beginning of each year. The Committee also takes into consideration the objective of retaining high performing executives and professionals in the face of an increasingly competitive market for human capital. It is the Committee's overall objective that the sum of base salaries plus incentive bonuses should generally compare at or about the 50th to 60th percentile of peer group companies. One of the objectives of the Committee in 1998 is to formally define the aggregate amount of incentive bonuses which will be paid in 1998 and beyond by tying the plan to specific performance benchmarks that are consistent with shareholder objectives.

      STOCK OPTIONS. Each employee of the Company receives incentive stock options ("ISO's") as a component of his or her compensation, ensuring that the interests of stockholders are reflected in the compensation program of the organization from top to bottom. The Committee awards ISO's to the Company's executives and professionals based on each individual's capacity to impact the value of Nuevo's shares. The Company believes that through its commitment to outsourcing non-strategic functions, which results in substantially fewer employees than would otherwise be required, it has a substantial advantage over peer companies in the number of ISOs that it can grant to key executives and professionals. It is the Committee's overall objective that the sum of base salaries plus incentive bonuses plus ISO's should generally compare at or about the 80th to 90th percentile of peer group companies.

      During 1997, the Committee established a Targeted Stock Ownership program for its senior executives that provides incentives for each executive to achieve and maintain a targeted level of ownership of Nuevo common stock. Pursuant to the program, Common Stock ownership of each executive is measured twice per annum and reported to the Committee. Each executive's progress toward meeting stated ownership objectives is a meaningful element of his or her performance review for each given time period, and as a result, future compensation decisions may be impacted.

      The program gives the Committee total discretion in establishing ownership targets for each executive. At present, these targets are based on stock values equal to 300% of base salary in the case of Mr. Foshee, 250% of base salary in the case of Mr. King, and 200% of base salary in the case of Messrs. Gaston and Hammond. Measured against these objectives are the following: shares acquired directly by the executive or owned beneficially through an immediate family member; shares acquired through the exercise of ISO's granted by the Company; vested shares of Bonus Stock pursuant to the Company's prior Incentive Bonus programs; and shares acquired through the Company's Deferred Compensation Plan (see below). Vested but unexercised ISO's granted by the Company do not count toward the ownership objectives set forth in the program.

      Each executive, upon meeting and maintaining his ownership target, becomes eligible for two benefits: first, the vesting schedule on all options granted after the implementation of the program is accelerated; second, the investment options available under the Deferred Compensation Plan broaden to include a diversified equity fund in addition to the initial options of Nuevo Common Stock and a money market fund. The Committee has the authority to adjust or add to these incentives at its discretion.

      Concurrent with the adoption of the Targeted Stock Ownership program, the Committee established a Deferred Compensation Plan which permits senior executives to defer all or a portion of their salaries and bonuses and invest in
(a) the Company's Common Stock at a discount to market prices, (b) a money market fund, or (c), in the event that the executive has met his or her ownership objectives as spelled out above, in a diversified equity fund. All shares of the Company's Common Stock acquired pursuant to this Plan must be held for a minimum restriction period of two years before they can be sold or exchanged for other investment options in the Plan. As this is a non-qualified plan as defined in the Internal Revenue Code, participants' claims would rank pari passu to senior unsecured debt of the Company in the event of a bankruptcy of Nuevo. The Committee has the authority to set the discount to the market price of the Company's stock issued pursuant to the Plan. Presently the discount is set at 25%.

      In 1997, each of the four participants elected to defer 100% of cash bonuses into the Plan, and each chose to invest 100% of such deferred income in Nuevo Common Stock. For 1998, the four participants irrevocably elected to defer between 25% and 30% of salaries into the Plan, and each chose to invest 100% of such deferred income in Nuevo Common Stock.

      The following table sets forth the number of shares of the Company's Common Stock owned by each senior executive as of February 1, 1998, as compared to the target ownership level set for each participant in the Targeted Stock Ownership program:

                                                              TOTAL      TARGET
                          SHARES      DEFERRED      BONUS     SHARES   OWNERSHIP
       NAME             OWNED (a)   COMPENSATION    STOCK     OWNED      LEVELS
       ----             ---------   ------------    -----     ------   ---------
Douglas L. Foshee (b).      -          5,471          -        5,471     28,125

Robert M. King........    1,000        5,369        4,000     10,369     10,000

Dennis A. Hammond.....      260        5,782        4,000     10,042      8,000

Robert S. Gaston......    3,200        5,420        2,000     10,620      8,000

-------------

(a) Does not include shares which may be acquired upon exercise of stock options.

(b)   Mr. Foshee became an officer of the Company in August 1997.

      Also during 1997, in order to promote the Company's goal of retaining key employees, the Company entered into employment agreements with certain executive officers These agreements establish an initial base salary subject to upward adjustment by the Board of Directors or the Compensation Committee and provide that such officers are entitled to participate in the Company's incentive compensation programs.

OVERVIEW

      The Company continued to focus on increasing stockholder value during 1997 by striving to increase production and reserves on a per share basis. The Company undertook substantial development and exploitation projects in its California and Texas properties and, including production from its Congo properties, increased total average production from 52,295 BOE per day in 1996 to 63,964 BOE per day in 1997. The Company's exploration program targeted high-potential reserve opportunities in California, the onshore Gulf Coast region and Ghana, where, during 1997, the Company acquired petroleum rights from the Ghana National Petroleum Corporation covering approximately 4.4 million acres offshore of Ghana. In total, estimated net proved reserves increased 16% during 1997 and cash flow from operations increased 15% during 1997 compared to 1996. The Company believes that during 1997, it established a backlog of exploratory and developmental drilling opportunities that will continue to fuel the Company's growth in 1998.

CHIEF EXECUTIVE OFFICER

      CURRENT CHIEF EXECUTIVE OFFICER. Douglas L. Foshee was appointed Chief Executive Officer in August 1997, at which time he entered into an employment agreement providing for an initial base salary of $375,000 per year for a two year period. This base salary was determined based upon Mr. Foshee's leadership position at Nuevo, his industry experience, the skills he demonstrated as President and CEO of Torch, where he headed the acquisition of Nuevo's assets in California and West Africa, as well as the unique knowledge of Nuevo that he acquired while at Torch. Pursuant to the employment agreement, the Company also gave Mr. Foshee an initial bonus of $187,500 in recognition of the fact that by joining Nuevo mid-year, Mr. Foshee would be forfeiting year-end bonus compensation from Torch.

      Mr. Foshee earned additional bonus compensation during 1997 of $130,000, reflecting his contribution to the Company's growth during the second half of 1997, as well as his success in managing the Company's reaction to and prompt cleanup of an oil spill offshore California in the last quarter of 1997. Mr. Foshee's employment agreement also provided for the grant of an option to purchase 300,000 shares of the Company's Common Stock in order to provide a stock-based compensation package on par with other top executives of the Company's industry peer group.

      FORMER CHIEF EXECUTIVE OFFICER. The base compensation of Michael D. Watford, the Chief Executive Officer of the Company until his resignation in August 1997, was set forth in an employment agreement with the Company which was approved by the Committee in 1995. In reviewing Mr. Watford's compensation to determine whether to increase it further above the minimum provided in his employment agreement, the Committee factored in his tenure with the Company and his success in managing the resulting financial and operational issues facing the Company, including the assimilation of the California properties acquired in 1996 into the operations of the Company. During 1997, Mr. Watford also received restricted stock bonuses aggregating $299,460 and stock options to purchase 25,000 shares of common stock.

      Accordingly, for 1997, Mr. Watford was granted a salary increase of $125,000, for a total base salary of $375,000 per year, of which he was paid $250,000 until his resignation. Effective upon his resignation, Mr. Watford was paid a cash bonus of $225,000. Pursuant to his employment agreement, he was also entitled to a severance payment of $1,408,333 and certain other benefits.

KEY EXECUTIVE OFFICERS

      The analysis used by the Committee to establish management compensation has remained relatively constant. The Committee continues to review on an individual level each such executive's leadership in his area of expertise, and also evaluates years of service to the Company, experience level, position and general economic and industry conditions. However, no specific weight is assigned to these factors. The Committee also studies compensation set for comparable positions by the Company's competitors. With respect to bonus compensation, the Committee has historically followed a philosophy of allocating a significant portion of the total compensation paid to the Company's executive officers as "at risk" compensation in order to emphasize pay for performance.

      The Committee believes the Company's key executive officers were an integral part of the Company's growth during 1997. In 1997, the Committee increased base salaries between 2% and 50% over 1996 base salaries. By virtue of the accomplishments discussed above, and the leadership exhibited by those individuals in their respective areas of expertise, the Committee determined that cash bonus awards and bonus stock awards having a collective value of between 58% and 69% of total compensation were appropriate.

      Base salaries for 1998 were not increased from 1997 levels.

STOCK-BASED COMPENSATION

      The Committee believes the stock options that it has granted in the past, and those granted in 1997, serve a valuable purpose by attracting and retaining key executives, and encouraging increased job performance by the recipients of such grants. The Committee bases the number of awards granted to executive officers on no pre-determined formula, but rather on each individual's accomplishments, level of responsibility, and that person's impact on the Company's performance for the year.

      Messrs. Foshee, King, Hammond and Gaston, were granted a total of 330,000, 32,500, 32,500 and 32,500 options in 1997, respectively. Grants of stock options are made at the market price of the Common Stock of the Company on the date of the grant (as defined in the plan). In addition, during 1997, Messrs. King, Hammond and Gaston were awarded 4,000, 4,000 and 2,000 shares of bonus stock under the Company's stock incentive plan.

      In summary, the Committee believes its compensation package which features a mixture of base salary, cash bonus, and stock-based compensation creates an environment of stability and superior performance in its key executives, while at the same time providing additional incentives to increase stockholder value.

Gary R. Petersen, Chairman
James T. Hackett

                              PERFORMANCE GRAPH

      The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock to the total return on the New York Stock Exchange and the cumulative total return on the Dow Jones Oil Secondary Index ("Peer Group") from January 1, 1993 until December 31, 1997.


                          1992     1993    1994     1995    1996    1997
                          ----     ----    ----     ----    ----    ----
Nuevo Energy Company      $100   $123.81  $114.29 $142.06 $330.16  $258.73
Peer Group                $100   $113.82  $114.16 $130.38 $173.81  $184.34
NYSE Market Index         $100   $113.54  $111.33 $144.36 $173.90  $228.78

                                 PROPOSAL II
                        RATIFICATION OF APPOINTMENT OF
                        INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors has appointed KPMG Peat Marwick LLP ("KPMG"), independent public accountants, for the examination of the accounts and audit of the financial statements of the Company for the year ending December 31, 1998. At the Annual Meeting, the Board of Directors will present a proposal to the Stockholders to approve and ratify the engagement of KPMG. A representative of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement, if he desires, and to respond to appropriate questions.

      Management recommends that the Stockholders approve and ratify the appointment of KPMG as independent public accountants of the Company for the fiscal year ending December 31, 1998. Unless otherwise indicated, all properly executed Proxies received by management will be voted for such ratification at the Annual Meeting. An adverse vote will be considered as a direction to the Audit Committee of the Board of Directors to select other auditors in the following year.

                          PROPOSALS BY STOCKHOLDERS

      No person other than nominees selected by the Board of Directors shall be eligible for election as a director unless written notice of a nomination is received from a Stockholder of record by the Secretary of the Company not less than 120 days prior to the anniversary date of the Company's proxy statement mailed to the Stockholders in connection with the immediately preceding annual meeting of Stockholders, accompanied by the written consent of the nominee to serve and the name, age, business and residence address and principal occupation of the nominee, the number of shares beneficially owned by the nominee and any other information which would be required to be furnished by law with respect to any nominee of the Board of Directors of the Company. Stockholders who desire to nominate persons for election as a director at the 1999 Annual Meeting of Stockholders must submit nominations to the Company at its principal executive offices not later than December 15, 1998.

      Stockholders who desire to present proposals other than nominees for the election of directors to Stockholders at the 1999 Annual Meeting of Stockholders and to have proposals included in the Company's proxy materials must submit their proposals to the Company at its principal executive offices not later than December 15, 1998 and otherwise comply with applicable provisions of the Securities Exchange Act of 1934.

      In order to avoid controversy as to the date on which any such proposal is received by the Company, it is suggested that Stockholders submit their proposals by certified mail, return receipt requested.

                                OTHER BUSINESS

      The Board of Directors does not know of any matter to be acted upon at the Annual Meeting other than those described above. If other business comes before the Annual Meeting, the persons named on the Proxy will vote the Proxy in accordance with their best judgment.

                           SOLICITATION OF PROXIES

      Proxies may be solicited by mail, advertisement, telephone or other methods and in person. Solicitations may be made by directors, officers, investor relations personnel and other employees of the Company, none of whom will receive additional compensation for such solicitations. The Company has retained MacKenzie Partners, Inc. to aid in the solicitation of proxies. It is expected that the costs of such services will not exceed $7,500 plus reimbursement of out of pocket expenses. All expenses of solicitation of proxies will be borne by Nuevo.

                              OTHER INFORMATION

      A copy of the Company's Form 10-K may be obtained from the Company by written request to Nuevo Energy Company, 1331 Lamar, Suite 1650, Houston, Texas 77010, Attn: Barbra Forbes, Director of Investor Relations, or from the Securities and Exchange Commission's web site maintained at "www.sec.gov."

                                 By order of the Board of Directors


                                 /s/ Douglas L. Foshee
                                 Douglas L. Foshee
                                 CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

Houston, Texas
April 20, 1998

REVOCABLE PROXY
                              NUEVO ENERGY COMPANY

            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NUEVO ENERGY COMPANY ("COMPANY") FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 13, 1998 AND AT ANY ADJOURNMENT THEREOF.

            The undersigned, being a stockholder of the Company as of April 6, 1998, hereby authorizes Douglas L. Foshee and Robert M. King or any successors thereto as proxies with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Four Seasons Hotel, 1300 Lamar, Houston, Texas 77010, on Wednesday May 13, 1998 at 9:00 a.m., Central Daylight Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as follows:

1.    ELECTION OF DIRECTORS

       [  ]  FOR all nominees listed        [  ]  WITHHOLD AUTHORITY
             below (except as marked              for all nominees listed
             to the contrary below)               below

      Nominees for Class I director for a two-year term: Robert W. Shower and Charles M. Elson

      Nominees  for Class II  Directors  for a  three-year  term:  Douglas  L.
          Foshee, Thomas D. Barrow and Isaac Arnold, Jr.

      Nominee for Class III Director : David Ross

      (INSTRUCTION: To withhold authority to vote for one or more of the nominees, write the name of the nominee in the space provided.)
      __________________________________________________________________________

2. PROPOSAL to ratify the appointment of KPMG PEAT MARWICK LLP as the Company's independent auditors for the fiscal year ending December 31, 1998.

      [  ]  FOR             [  ]  AGAINST           [  ]  ABSTAIN

3. In their discretion, the proxies are authorized to vote with respect to approval of the minutes of the last meeting of stockholders, the election of any person as a director if a nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the meeting.

            The Board of Directors recommends that you vote FOR the Board of Directors' nominees listed above and FOR Proposal 2. Shares of common stock of the Company will be voted as specified. IF NO SPECICIATION IS MADE, SHARES WILL BE VOTED FOR THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES TO THE BOARD OF DIRECTORS, FOR PROPOSAL 2, AND OTHERWISE AT THE DISCRETION OF THE PROXIES. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

            The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of the Stockholders of the Company called for May 13, 1998, a Proxy Statement for the Annual Meeting and the 1997 Annual Report to Stockholders (which may have been previously mailed).



                                  Dated: _______________________, 1998

                                  ______________________________________________

                                  ______________________________________________
                                  Signature(s)

                                  PLEASE SIGN THIS EXACTLY AS YOUR NAME(S)
                                  APPEAR(S) ON THIS PROXY. WHEN SIGNING IN A
                                  REPRESENTATIVE CAPACITY, PLEASE GIVE TITLE.
                                  WHEN SHARES ARE HELD JOINTLY, ONLY ONE
                                  HOLDER NEED SIGN.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.